EXHIBIT 21

SUBSIDIARIES OF HSBC USA INC.

U.S. Affiliates:

Names of Subsidiaries	USA or U.S. State Organized
Cabot Park Holdings, Inc.	Delaware
Capco/Cove, Inc.	New York
Card-Flo #1, Inc.	Delaware
Card-Flo #3, Inc.	Delaware
CBS/Holdings, Inc.	New York
Eagle Rock Holdings, Inc.	New York
Ellenville Holdings, Inc.	New York
F-Street Holdings, Inc.	Delaware
Giller Ltd.	New York
GWML Holdings, Inc.	Delaware
Hampton Owners LLC	Delaware
Hampton I Owners LLC	Delaware
Hampton II Owners LLC	Delaware
Hampton III Owners LLC	Delaware
Hampton IV Owners LLC	Delaware
High Meadow Management, Inc.	New York
HITG, Inc.	Delaware
Housing (USA) LLP	Delaware
HSBC AFS (USA) LLC	New York
HSBC Bank USA, National Association	USA
HSBC Columbia Funding, LLC	Delaware
HSBC Diamond (USA) LP	Delaware
HSBC Global Asset Management (USA) Inc.	New York
HSBC Insurance Agency (USA) Inc.	New York
HSBC International Finance Corporation (Delaware)	USA
HSBC Jade Limited Partnership	Nevada
HSBC Land Title Agency (USA) LLC	New York
HSBC Logan Holdings USA, LLC	Delaware
HSBC Mortgage Corporation (USA)	Delaware
HSBC Overseas Investments Corporation (New York)	Maryland
HSBC Private Bank International	USA
HSBC Processing Services (USA) Inc.	Delaware
HSBC Realty Credit Corporation (USA)	Delaware
HSBC Retail Credit (USA) Inc.	New York
HSBC Trust Company (Delaware), National Association	USA
HSBC USA Capital Trust I	Delaware
HSBC USA Capital Trust II	Delaware
HSBC USA Capital Trust III	Delaware
Icon Brickell LLC	Florida
Katonah Close Corp.	New York
LLV 345 SHN Holdings LLC	Nevada

MM Mooring #2 Corp.	New York
Oakwood Holdings, Inc.	New York
One Main Street, Inc.	Florida
PTC New LLC	Delaware
R/CLIP Corp.	Delaware
Republic Overseas Capital Corporation	New York
Somers & Co.	New York
Timberlink Settlement Services (USA) Inc.	Delaware
TPBC Acquisition Corp.	Florida
Trumball Management, Inc.	New York
Westminster House, LLC	Delaware

Non-U.S. Affiliates:

Names of Subsidiaries	Country Organized
HSBC Financial Services (Uruguay) S.A.	Uruguay